Exhibit 10.32

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is made and entered into this 5 day of August, 2012 (the “Execution Date”) by and between Comverse Ltd., an Israeli company (the “Company”), and Oded Golan (Israeli ID number 024652802) (the “Employee”).

WHEREAS:	The Employee has been employed by the Company since June 27, 2010, pursuant to an offer letter dated June 15, 2010, which was signed by the Employee on June 16, 2010, and pursuant to amendments to the employment agreement, dated March 3, 2011, September 22, 2011 and March 29, 2012 (the offer letter and its amendments shall be referred to as the “Employment Agreement”). The Employment Agreement superseded any earlier employment agreement or other arrangement or understanding, if any; and

WHEREAS:	It has been mutually agreed by the Employee and the Company that the Employee’s employment with the Company shall be terminated, effective as of the Termination Date, as defined below; and

WHEREAS:	The Employee and the Company have negotiated the terms relating to the termination of the Employee’s employment with the Company; and

WHEREAS:	The parties wish to, fully and finally settle all matters between them, directly or indirectly connected to and/or arising from the employment relationship between them and the termination thereof, subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration for the promises and other good and valuable consideration set forth herein, the parties agree as follows:

1.	The preamble to this Agreement constitutes an integral part thereof.

2.	Capitalized terms that are not defined in this Agreement shall have the meaning defined in the Employment Agreement.

Termination of Employment

3.	The Employee’s prior notice period shall commence on the Execution Date.

4.	The Continuous Service Termination Date shall be January 31, 2013. As of the Execution Date and until the Continuous Service Termination Date, the Employee shall work regularly, on a full time scope of employment and carry out his duties as a Chief Operating Officer (COO), reporting to the Company’s CEO. In addition to the Employee’s regular duties, the Employee shall provide assistance with respect to the integration of the Employee’s successor.

5.	August 31, 2013 shall be the Employee’s last day of Employment (the “Termination Date”).

6.	During the period beginning on the Continuous Service Termination Date and ending on the Termination Date, upon reasonable notice by the Company, the Employee will provide, without additional compensation in excess of the compensation to which the Employee is entitled under the terms of this Agreement and the Employment Agreement during such period, transition services as may be reasonably requested by the Company from time to time. Employee shall be entitled to reimbursement of expenses approved in writing (by electronic mail is sufficient) by the Company in advance, that were incurred by the Employee in the course of his provision of the said transition services.

7.	As of the Continuous Service Termination Date, the Employee shall have no authority to act for or on behalf of the Company, or to contractually bind the Company, in any manner whatsoever. The Employee’s signing on this Agreement shall be deemed resignation by the Employee of any position held by the Employee in any Board of Directors or comity in any of the Company’s subsidiaries or affiliates. Such resignation shall become effective on the Continuous Service Termination Date.

Simultaneously with the execution of this Agreement, the Employee will sign resignation letters from the relevant boards and committees, in a format that will be agreed upon between the Employee and the Company and the Company and the Employee will execute such other documents as are reasonably required to effect such resignations.

8.	Until the Termination Date, the Employee shall be entitled to receive all the regular employment terms and benefits, as stipulated in the Employment Agreement and in all the plans that apply to the Employee on the Execution Date, as if the Employee was working regularly.

9.	The Employee shall be entitled to become employed or engaged (in any capacity, including employee, consultant, advisor, etc.), by another company or business, other than the Company, prior to the Termination Date, subject to the following terms:

a.	Such employment or engagement shall not commence prior to the Continuous Service Termination Date.

b.	The Employee shall inform the Company’s CEO, in writing, of the identity of the company with which the employee is employed or engaged, and the date in which such employment or engagement has began.

c.	Such employment or engagement shall comply with the restrictive covenants that the Employee undertook towards the Company.

Settlement of Accounts

10.	Below is a list of payments which the Employee shall be entitled to receive from the Company following the Termination Date:

a.	Payment of the necessary supplement (if any) to the amount accrued in the severance pay portion of the Employee’s pension plan, so that the Employee will receive full severance pay per applicable law.

b.	Payment of outstanding monthly salary (including allocations to pension plan and education fund) for the period ending on the Termination Date.

c.	Payment for outstanding recuperation pay, if any.

d.	Redemption of accumulated and unutilized vacation days, if any.

e.	Payment of preapproved and outstanding expenses’ reimbursement.

f.	Reimbursement of legal expenses incurred by the Employee in connection of the negotiations of this Agreement, subject to the Employee providing the Company with detailed invoices documenting the time spent and activities undertaken and the attendant fees. The legal expenses’ reimbursement under this section, including VAT, shall not exceed NIS 8,000. The reimbursement under this section will be paid to the Employee within 30 (thirty) calendar days from the date in which the Employee submits the relevant invoice to the Company, provided that the invoice is submitted after the Execution Date (as defined above).

g.	Subject to the Employee’s full and complete compliance with all terms and conditions of this Agreement and the Employment Agreement, the Company shall also pay the following to the Employee:

(i)	An amount of USD 225,000 with respect to the payment entitled to the Employee under section 4(c)(v) to the Employment Agreement. This payment will be made in New Israeli Shekels, per the prevailing USD – NIS exchange rate as of the day of the Execution Date (as defined above).

(ii)	To the extent the Employee shall be entitled to receive an annual bonus for 2012 under the terms of the Executive Bonus Plan, then such annual bonus will be paid to the Employee. Such Bonus shall be paid at the same timing it is paid to all the other senior executives of the Company.

It is noted that if this payment shall be made by the Company prior to the Termination Date, then the Employee shall not be entitled to any additional payment with respect to annual bonus for year 2012.

11.	Unless stipulated otherwise, the above payments will be made within 30 calendar days from the Termination Date.

12.	Following the Termination Date the Employee shall not be entitled to receive from the Company any other payments or benefits in connection with his employment or the termination thereof except for the payments listed above, and the deferred stock units, which are referred to below.

13.	The Company will also send release letters to the relevant insurance companies and funds releasing to the Employee all sums (including sums on account of severance pay), accrued in the Employee’s pension plans and education fund. Copies of the said release letters will be sent to the Employee.

Deferred Stock Units (“DSUs”), Restricted Stock Units (“RSUs”) and Options (“Options”)

14.	The Employee hereby declares and affirms that prior to the Execution Date, the Employee was granted with the following DSUs:

a.	Deferred Stock Units (“DSUs”) granted on September 1, 2010:

(i)	10,000 DSUs (“One Time Award”) under the Comverse Technology, Inc. 2005 Stock Incentive Compensation Plan.

(ii)	30,000 DSUs under the Comverse Technology, Inc. 2005 Stock Incentive Compensation Plan.

b.	60,000 DSUs granted on March 3, 2011 under the Comverse Technology, Inc. 2005 Stock Incentive Compensation Plan.

c.	40,000 DSUs granted on July 27, 2011 under the Comverse Technology, Inc. 2005 Stock Incentive Compensation Plan.

15.	The above listed DSUs shall continue to vest until the Termination Date.

16.	The 10,000 DSUs (“One Time Award”) granted on September 1, 2010, to the extent then not vested, shall become fully vested on the Termination Date.

17.	Any DSU that is not vested on the Termination Date shall be forfeited.

18.	The Employee hereby declares and affirms that prior to the Execution Date, the Employee was granted with the following RSUs:

70,000 RSUs granted on April 9, 2012 under the Comverse Technology, Inc. 2011 Stock Incentive Compensation Plan.

The above listed RSUs shall continue to vest until the Termination Date. Any RSU that is not vested on the Termination Date shall be forfeited.

19.	The Employee hereby declares and affirms that prior to the Execution Date, the Employee was granted with the following Stock Options for the purchase of shares of Comverse Technology Inc. (the “Options”):

a.	1,020 Options granted on December 23, 2002 under the Comverse Technology, Inc. 2001 Stock Incentive Compensation Plan .

b.	3,500 Options granted on December 19, 2003 under the Comverse Technology, Inc. 2000 Stock Incentive Compensation Plan.

c.	7,000 Options granted on December 6, 2004 under the Comverse Technology, Inc. 2001 Stock Incentive Compensation Plan.

d.	6,000 Options granted on October 14, 2005 under the Comverse Technology, Inc. 2005 Stock Incentive Compensation Plan.

e.	9,000 Options granted on May 28, 2009 under the Comverse Technology, Inc. 2005 Stock Incentive Compensation Plan.

20.

All Options are vested as of the Execution Date. Any Option that is not exercised prior to the 90th day after the Termination Date shall be forfeited. Options shall expire in accordance with the terms under which they were granted and remain subject to all terms and conditions of the grant agreement and the plans under which they have been granted.

21.	The Employee acknowledges that Comverse Technology, Inc. has announced its intention to distribute 100% of the shares of Comverse, Inc. (“CNS”) to its shareholders subject to certain conditions (the “Proposed Spinoff”). Further, the Employee acknowledges that, subject to the determination of the Compensation and Leadership Committee of the Comverse Technology, Inc. Board of Directors (the “Committee”) (and notice to the Company’s employees), acting pursuant to its authority under the plans under which the incentive equity of Comverse Technology, Inc. is granted, upon consummation of the Proposed Spinoff, to the extent that the Employee continues to provide Continuous Service to the Company, the incentive equity granted to the Employee (including the DSUs, RSUs and Options) will be replaced with CNS incentive equity on substantially similar terms and conditions, including vesting, granted under a stock incentive plan to be adopted by CNS and which will represent the right to receive common stock of CNS in settlement thereof in accordance with the terms thereof. The Employee acknowledges that the number of shares of CNS common stock, as well as the other terms and conditions of the CNS equity awards, will be determined by the Committee acting in its sole discretion in order to preserve Employee’s rights under the respective plans.

Waiver of rights to Equity

22.	The Employee hereby declares and affirms that aside from the DSUs, RSUs and Options listed above, the Employee was not promised or had any right to be granted with additional DSUs, RSUs, Options or any other type of equity securities of the Company and/or its affiliates, parents and subsidiaries whatsoever (together, “Company Equity”).

Confirmation and General Release

23.	The Employee acknowledges that the receipt of all that is listed under the Settlement of Accounts and Deferred Stock Units, Restricted Stock Units and Options sections above, constitutes a full and final settlement of everything owed to him, in any matter, by the Company, including, but not limited to, with respect to salary, Company Equity (as defined above) or any other type of equity, severance pay, sick leave, annual leave, redemption of annual leave, travel expenses, company car, recuperation pay, prior notice, expenses reimbursement, bonuses of any kind, social contributions of all kinds, repayment of salary deductions, commissions, stock, options, warranties and every other payment or cost or social benefit whatsoever arising out of or connected to the Employee’s employment by the Company and/or the termination thereof.

24.	Subject to the Employee’s receipt of all that is listed under the Settlement of Accounts and Deferred Stock Units, Restricted Stock Units and Options sections above, the Employee hereby (i) undertakes that neither the Employee nor anyone on his behalf, including assigns (“Releasing Parties”), shall have any present or future claim and/or demand of any kind whatsoever against the Company and/or its affiliates, parents and subsidiaries, and their respective officers, directors, shareholders, owners, employees, attorneys, advisors, agents, management, or any of their representatives or successors thereof (the “Released Parties”) and (ii) for himself and each Releasing Party, hereby unconditionally releases and forever discharges the Released Parties from any and all claims, demands, actions, causes of action, proceedings, contracts, agreements, debts, costs, losses, liabilities, obligations and expenses (including, without limitation, attorneys’ fees and costs) whatsoever, whether known or unknown, suspected or unsuspected, at law or in equity, which he or they now has, have ever had, or may hereafter have against the respective Released Parties.

25.	The Employee’s waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action against the Company, solely with respect to matters which are related to the Employee’s employment by the Company, seeking any form of relief including, without limitation, the recovery of any damages or any other form of monetary recovery whatsoever against the Company, for any alleged action, inaction or circumstance existing or arising through the Termination Date.

26.	In exchange for the release of claims and all other undertakings by the Employee contained herein, the Company will pay the Employee with the payment per section 4(c)(v) to the Employment Agreement. The Employee hereby acknowledges and agrees that unless he had executed this Agreement, including the waiver and release included herein, he would not have received the aforementioned payments. Therefore, Should the Employee act in a manner which is non–consistent with the Employee’s waiver and release of claims stipulated hereinabove, it is agreed, that in addition to any of the Company’s other legal rights, the Employee shall return to the Company the amount of USD 150,000 which the Employee received in accordance to section 4(c)(v) to the Employment Agreement.

Company will have the right to withhold and set off the repayment of the above against any amounts due to the Employee from the Company, and said repayment of the above amounts shall bear interest and shall be linked to the Cost of Living Index in accordance with the law.

The Employee shall be further required to indemnify the Company for any claim, award of compensation or other expense arising from or in relation to any claim made by the Employee, or on his behalf against the Company, including any costs of or associated with the defense of any such claim or the enforcement of this Agreement in relation to such claim.

27.	For the avoidance of any doubt, this Agreement shall be deemed a settlement and an admission of payment for the purposes of section 29 of the Israeli Severance Pay Law – 1963.

Compliance with Restrictive Covenants.

28.	Without prejudice to any other confidentiality, non-compete, non-solicitation or any other restrictive covenants that the Employee undertook towards the Company, in accordance with section 4(c)(v) to the Employment Agreement, the Employee hereby undertakes that if the Employee shall breach any of the restrictive covenants which he undertook towards the Company, then the Employee shall return to the Company the amount of USD 225,000 which the Employee received in accordance to section 4(c)(v) to the Employment Agreement.

Without limiting the generality of the Employee’s undertakings towards the Company, for the sake of clarity and for removal of doubt, any employment or engagement of the Employee with Amdocs Limited, its affiliates, parents and subsidiaries, or any entity in the Amdocs group, before the lapse of 12 months from the Termination Date, shall be regarded as breach of the Employee’s restrictive covenants, including with respect to confidentiality and non-competition.

Non-Disparagement, Protection of reputation

29.	The Employee shall not, directly or indirectly, make, or cause to be made, any statements, written or oral, that are professionally or personally disparaging or derogatory about, or adverse to, the interests of the Company (and its officers, directors, executives and managers) and the Company’s affiliates, including, but not limited to, any statements that disparage or interfere with the Company’s or Company’s affiliates’ relationship with shareholders, customers, business partners, employees, and investors.

30.	The Employee shall not engage in any conduct which is intended to harm professionally or personally the reputation of the Company (and its officers, directors, executives and managers). The Employee shall refrain from any act or omission which is likely to harm the Company’s reputation.

31.	The Company will instruct its executive officers not to, directly or indirectly, make, or cause to be made, about the Employee, any statements, written or oral, that are professionally or personally disparaging or derogatory.

32.	Provision of information, by either the Employee or the Company (including any of the Company’s executive officers), in accordance with a mandatory legal requirement (such as a requirement by a court or an authorized governmental agency), shall not be deemed to be a breach of the obligations under sections 29, 30 and 31 above.

Cooperation

33.	The Employee hereby undertakes that until the Termination Date he shall assist the Company and its management, including its board, as may be reasonably required from time to time. In particular, the Employee shall provide assistance with regard to matters that were under the Employee’s responsibility up to the Execution Date.

34.	At any time after the Termination Date, Employee shall cooperate fully with the Company in connection with any matter or event relating to the period in which the Employee was employed by the Company or events that occurred during such period, including, without limitation, the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, including any claims or actions against its affiliates and its and their officers and executives.

35.	Employee’s cooperation in connection with such matters or events includes, but is not limited to assistance in preparation of litigation related documents, signing on affidavits, and testifying in court on behalf of the Company.

36.	All above mentioned assistance by the Employee shall be provided by the Employee for no additional compensation, Employee will be entitled to receive reimbursement of preapproved expenses. However, it is agreed that in the event that the assistance that will be provided by the Employee will require extensive investment of time on behalf of the Employee, then the Company will provide the Employee with reasonable compensation, which will be USD 300 per hour.

37.	In order to allow the Company to continuously handle issues in which the Employee was involved, including litigation related matters, the Employee hereby gives his consent that following the Continuous Service Termination Date, the Company will be allowed to review e-mails in the Company’s e-mail account that was assigned to the Employee, and to review any other file that was created or saved by the Employee on the Company’s computer system. The Employee shall have the opportunity to remove from his e-mail account any personal, private or non-work related correspondence.

38.	The Employee further agrees that should he be contacted (directly or indirectly) by any person or entity (for example, by any party representing an individual or entity), which makes the Employee aware that such person or entity is adverse to the Company, for the purpose of providing information regarding the Company, then the Employee shall promptly notify the Company’s General Counsel.

Return of Equipment and Material

39.	By no later than the Continuous Service Termination Date, the Employee shall be obligated to act as follows:

a.	Return the following Company’s equipment to the Company (the “Company’s Equipment”):

(i)	Company’s laptop computer which is currently assigned to the Employee.

(ii)	Company Credit card (including all passwords and pins required for the utilization of the credit card and the access of information regarding the card).

(iii)	All keys or cards providing access to the Company’s offices; and

(iv)	Any and all other equipment items, documents (in whatever form or format) or assets of the Company, except for items listed in section 40 below.

b.	Perform all that is required under section 4(d) to the Employment Agreement.

c.	Delete all documents and files related to the Company, which are saved on the Employee’s private computer, PDAs, data storage devices or private e-mail accounts, and the Employee shall not retain a copy of any such document or file.

40.	By no later than the Termination Date, the Employee shall Return the following Company’s equipment to the Company:

a.	Company Car. If the Company shall be required to pay the leasing company any payment in connection with the early return of the Company car assigned to the Employee, such payment shall be borne by the Company.

b.	Company purchased blackberry/iPhone/PDA.

General Provisions

41.	All terms and conditions of the Employment Agreement and all employment related documents, plans and policies, which apply to the Employee’s employment by the Company, shall remain unchanged, unless specifically changed in this Agreement.

42.	Company will deduct at source all taxes, social security, health insurance and all other deductions and withholdings, which are mandatory under applicable law. In addition, any and all debts owed to the Company by the Employee (if any, in its capacity as Company’s employee) will be set off from the payments listed under the Settlement of Accounts section, in accordance with the Wage Protection Law, 1958.

43.	No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto.

44.	The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or the Company’s right to seek enforcement of such provision in the future.

45.	Except as otherwise herein expressly provided, this Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including, without limitation, any Company which may acquire all or substantially all of the Company’s assets or business or with or into which the Company may be consolidated or merged, and to the benefit of, and be binding upon Employee, his heirs, executors, administrators and legal representatives.

46.	Company shall have the right to assign this Agreement, including all Company’s rights under it. Such assignment will not be subject to the Employee’s consent. Assignment of this agreement shall be executed by written notification, by the Company to the Employee, and will become effective as of the date indicated on such notification. Employee shall not be entitled to assign this Agreement, including any Employee’s rights and/or obligations under it, except to an entity wholly owned by the Employee, provided that such assignment by Consultant shall come into effect by way of a written agreement, to which the Company would be a party, and in which the Employee shall remain liable for the obligation of the Employee hereunder.

47.	The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full and construed so as to give them their maximum possible legal effect.

48.	This Agreement shall be governed by and construed in accordance with the laws of the State of Israel and the courts of Israel, District of Tel Aviv, shall have exclusive jurisdiction over the parties hereto and subject matter hereof.

49.	The Employee hereby confirms and declares that he is fully aware of his rights according to law and his employment agreement, and that this Agreement is signed by the Employee of his own free will after having checked all accounts with the Company. The Employee further acknowledges that prior to signing this separation agreement he had the opportunity to consult with independent legal counsel and tax advisor of his choice.

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date first above written.

Comverse Ltd.	Oded Golan
By: /s/ Sharon Dayan	By: /s/ Oded Golan
Name: Sharon Dayan	Date: August 5, 2012
Title: Global Head of Human Resources
Date: August 5, 2012